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                                                                     Exhibit 8.1

             [Form of Opinion of Flippin, Densmore, Morse & Jessee]

                               ___________, 2001


Virginia Financial Corporation      Virginia Commonwealth Financial
24 South Augusta Street             Corporation
Post Office Box 1309                102 South Main Street
Staunton, Virginia 24401            Post Office Box 71
                                    Culpeper, Virginia 22701-0071

Ladies and Gentlemen:

     We have acted as counsel to Virginia Financial Corporation, a Virginia corporation ("VFNL") in connection with the proposed merger of Virginia Commonwealth Financial Corporation, a Virginia corporation ("VCFC"), with and into VFNL pursuant to an Agreement and Plan of Reorganization, dated as of June 12, 2001 (the "Agreement"), by and between VFNL and VCFC.

     Pursuant to the Agreement and the Plan of Merger (the "Plan") attached as Exhibit A to the Agreement, and subject to various regulatory approvals, VCFC will be merged with and into VFNL in accordance with the provisions of, and with the effect provided in, the Virginia Stock Corporation Act (the "Merger"). At the effective date of the Merger, and pursuant to the Plan, each share of common stock of VCFC ("VCFC Common Stock") will be exchanged for and converted into
1.4391 shares of common stock of VFNL ("VFNL Common Stock"), plus cash in lieu of issuing fractional shares of VFNL Common Stock.

     For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate. Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code") and the regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable.

     In the preparation of this opinion, we have relied, with your consent, on the representations made in the Agreement as well as the following representations made to us:

     A. The fair market value of VFNL Common Stock received by VCFC shareholders will be approximately equal to the fair market value of VCFC Common
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Virginia Financial Corporation
Virginia Commonwealth Financial Corporation
                 , 2001
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Stock to be surrendered in exchange therefor, and the exchange ratio used in such exchange is the result of arm's length negotiations.

     B. To the best knowledge of the management of VCFC, there is no plan or intention on the part of VCFC's shareholders to sell or otherwise dispose of VFNL Common Stock received by them in the Merger that will reduce their holdings of VFNL Common Stock to a number of shares having in the aggregate a fair market value of less than 50 percent of the fair market value of all of the VCFC Common Stock held by VCFC shareholders on the effective date of the Merger. For purposes of this representation, shares of VCFC Common Stock exchanged for cash in lieu of fractional shares of VFNL Common Stock will be treated as outstanding shares of VCFC Common Stock on the effective date of the Merger. In addition, shares of VCFC Common Stock and shares of VFNL Common Stock held by VCFC shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

     C. VFNL has no plan or intention to sell or otherwise dispose of any of the assets of VCFC to be transferred to VFNL in the Merger, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C).

     D. Each party to the Merger will pay its own expenses, if any, incurred in connection with the Merger.

     E.  Following the Merger, VFNL will continue the historic business of VCFC.

     F. VFNL has no plan or intention to redeem or reacquire any of its stock to be issued in the Merger.

     G. The liabilities of VCFC to be assumed by VFNL as a result of the Merger and the liabilities to which VCFC 's assets are subject were incurred in the ordinary course of business and are associated with the assets to be transferred in the Merger.

     H. There is no intercorporate indebtedness existing between VFNL and VCFC that was issued, acquired or will be settled at a discount.

     I. The fair market value and adjusted basis of the assets of VCFC to be transferred to VFNL in the Merger will equal or exceed the sum of the liabilities assumed by VFNL plus the amount of liabilities to which the VCFC assets are subject.

     J. No dividends or other distributions will be made with respect to any VCFC Common Stock immediately before the proposed Merger, except for regular, normal distributions.
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Virginia Financial Corporation
Virginia Commonwealth Financial Corporation
                 , 2001
Page 3

     K. None of the shares of VFNL Common Stock, cash in lieu of fractional shares or other property received by any shareholder-employee of VCFC in exchange for VCFC Common Stock pursuant to the Merger constitutes or is intended as compensation for services rendered, or is considered separate consideration for, or allocable to, any employment agreement, warrant, stock option or other relationship. None of the compensation to be received by any shareholder-employee of VCFC, or options to acquire VFNL Common Stock which are exchanged for options to acquire VCFC Common Stock in connection with the Merger, will be separate consideration for, or allocable to, any of such shareholder-employee's VCFC Common Stock. In addition, any compensation paid to any shareholder-employee of VCFC, including any shares of VFNL Common Stock or options to purchase VFNL Common Stock received by such shareholder-employee in exchange for and in cancellation of any option or warrant to purchase shares of VCFC Common Stock existing as of the effective date of the Merger, will constitute and be intended as compensation for services actually rendered and bargained for at arm's length, and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     L.  No two parties to the Merger are investment companies as defined in
Section 368(a)((2)(F)(iii) and (iv) of the Code, and for each of VFNL and VCFC, less than 50 percent of the fair market value of its total assets (excluding cash, cash items, government securities, and stock and securities in any 50 percent or greater subsidiary) consists of stock and securities.

     M. VCFC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     N. Cash paid to VCFC shareholders in lieu of issuing fractional shares of VFNL Common Stock will be paid solely for the purpose of saving the expense and administrative inconvenience of issuing fractional shares, will not be separately bargained for consideration and will represent only a mechanical rounding off of the number of shares of VFNL Common Stock to be issued to VCFC shareholders.

     O. VFNL and VCFC have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement.

     Subject to the foregoing and the qualifications and limitations set forth herein, and assuming the Merger will be consummated in accordance with the Agreement, the Plan, and the Virginia Stock Corporation Act, we are of the opinion that for United States federal income tax purposes:
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Virginia Financial Corporation
Virginia Commonwealth Financial Corporation
                 , 2001
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     1.  The Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code.

     2. No gain or loss will be recognized by VFNL or VCFC as a result of the Merger and each will be a party to the reorganization with the meaning of
Section 368(b) of the Code.

     3. To the extent that shareholders of VCFC receive VFNL Common Stock solely in exchange for their shares of VCFC Common Stock, they will recognize no gain or loss as a result of the Merger.

     4. A VCFC shareholder who receives cash in lieu of a fractional share of VFNL Common Stock will be treated as if the fractional share of VFNL Common Stock had been issued and then redeemed by VFNL. If the deemed redemption distribution is not essentially equivalent to a dividend within the meaning of
Section 302(b)(1) of the Code, then the VCFC shareholder will be treated as receiving a distribution in redemption of such fractional share, subject to the provisions and limitations of Section 302 of the Code. If the deemed redemption distribution is essentially equivalent to a dividend, then the VCFC shareholder will be treated as receiving a dividend distribution under Section 301(c)(1) of the Code, as provided in Section 302(d) of the Code. See Section 356(a)(2) of the Code, as interpreted by Clark v. Commissioner, 489 U.S. 726 (1989) and Revenue Ruling 66-365, 1966-2 C.B. 116.

     We express our opinion herein only as to those matters specifically set forth herein and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the Commonwealth of Virginia, and we do not express any opinion herein concerning any law other than the federal law of the United States.

     This opinion is provided in connection with the Merger as required by
Section 6.1(d) of the Agreement, is solely for the benefit of VFNL, VCFC and VFNL shareholders, and may not be relied upon in any other manner or by any other person. This opinion may not be disclosed to any other person or used in any other manner without the prior written consent of the undersigned.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm therein.
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Virginia Financial Corporation
Virginia Commonwealth Financial Corporation
                 , 2001
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                                         Flippin, Densmore, Morse & Jessee, P.C.


                                         By:
                                              ---------------------
                                                  Hugh B. Wellons